Exhibit 5.1

                       [LETTERHEAD OF FIRSTAR CORPORATION]




                                 October 7, 1999


Board of Directors
Firstar Corporation
Firstar Center
777 East Wisconsin Avenue
Milwaukee, WI  53202

         Re:      Post-Effective Amendment No. 1 on
                  Form S-8 Registration Statement

Ladies and Gentlemen:

         Reference is made to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 of Firstar Corporation, a Wisconsin corporation ("Firstar") relating to certain stock-based employee or director benefit plans (collectively, the "Plans") of Mercantile Bancorporation Inc., a Missouri corporation ("Mercantile") concurrently being filed with the Securities and Exchange Commission (the "Registration Statement"). Pursuant to the Registration Statement, Firstar's common stock, $ 0.01 par value per share (the "Common Stock") and related Preferred Share Purchase Rights (the "Rights"), will be issued, or reserved for issuance, under the Plans pursuant to the merger of Mercantile with and into Firstar (the "Merger") under the terms of the Agreement and Plan of Merger, dated as of April 30, 1999, as amended as of June 17, 1999, by and between Mercantile and Firstar (the "Agreement"). The terms of the Rights are as set forth in the Rights Agreement, dated as of November 23, 1998, between Firstar and Firstar Bank Milwaukee N.A., as rights agent thereunder.

     For purposes of this opinion, I have examined, among other things, originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

         On the basis of the foregoing, it is my opinion that:

1. The shares of Common Stock offered as set forth in the Registration Statement and relevant Plan documents, when issued in accordance with their respective terms and the terms of the Agreement and the respective Plans, will be legally issued, fully paid and nonassessable, except that, with respect to nonassessability, Section 622(2)(b) of the Wisconsin Business Corporation Law, and judicial interpretations thereof, impose liability upon shareholders for unpaid wage claims of Firstar's employees, not exceeding six months service in any one case.

2. The Rights to be issued with the Common Stock, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

         I am a member of the bar of the State of Wisconsin. This opinion is limited to the federal laws of the United States of America and the laws of the State of Wisconsin.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name whenever it appears in such Registration Statement, including the applicable Prospectus constituting a part thereof, as originally filed or as subsequently amended.

                                                       Very truly yours,


                                                       /s/  EMILY CANEDO, ESQ.
                                                       ------------------------
                                                       Name: Emily Canedo, Esq.
                                                       Title: Corporate Attorney